Exhibit 99.1

Novo Holdings Completes Acquisition of Catalent

Catalent to Strengthen its Leading Position as a Global Service Provider for the Pharma and Biotech Industry under Private Ownership

SOMERSET, NJ and COPENHAGEN, Denmark – December 18, 2024 – Catalent, Inc. (“Catalent”), a leader in enabling the development and supply of better treatments for patients worldwide, and Novo Holdings A/S (“Novo Holdings”), a global life sciences investment firm, today announced that Novo Holdings has completed its previously announced acquisition of Catalent in an all-cash transaction with a total enterprise value of approximately $16.5 billion.

Alessandro Maselli, who will remain President and Chief Executive Officer of Catalent, said, “The completion of this transaction marks a significant milestone for Catalent. As a private company with Novo Holdings’ partnership and support, we are well-positioned to deliver unparalleled outcomes for our customers and the patients they serve, and ultimately create value for our stakeholders. I would like to thank all of our employees for their commitment to making Catalent the incredible company it is today, and I am excited for all that we will accomplish going forward.”

Kasim Kutay, CEO of Novo Holdings, said, “We are pleased to welcome Alessandro and the talented Catalent team to the Novo Holdings family. Catalent plays a key role in driving product development, launch and supply solutions for pharma, biotechnology, and consumer health companies, and its mission is closely aligned with Novo Holdings’ purpose to invest for the benefit of people and the planet.”

“We look forward to supporting the Catalent team as they build on their positive momentum and position the company for future growth to the benefit of customers and patients globally,” added Jonathan Levy, Senior Partner, Novo Holdings.

With the completion of the transaction, holders of Catalent common stock are entitled to receive $63.50 per share in cash, representing a premium of approximately 47.5% to the 60-day volume-weighted average price as of February 2, 2024. Catalent’s common stock has ceased trading and will be delisted from the New York Stock Exchange.

Shortly following the completion of the transaction, Novo Nordisk A/S will acquire from Novo Holdings Catalent’s three fill-finish sites located in Anagni, Italy; Bloomington, Indiana, USA; and Brussels, Belgium, and related assets.

Advisors

Citi and J.P. Morgan served as financial advisors to Catalent. Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisor to Catalent and Jones Day served as legal advisor to the Catalent Board of Directors. Morgan Stanley & Co. LLC served as financial advisor to Novo Holdings. Goodwin Procter LLP and Linklaters LLP served as legal advisors to Novo Holdings. Davis Polk & Wardwell LLP and Arnold & Porter Kaye Scholer LLP served as legal advisors to Novo Nordisk.

About Catalent

Catalent, Inc. is a leading global contract development and manufacturing organization (CDMO) whose mission is to develop, manufacture, and supply products that help people live better and healthier lives. Catalent is dedicated to delivering unparalleled service to pharma, biotech, and consumer health customers, supporting product development, launch, and full life-cycle supply. With time-tested experience in development sciences, delivery technologies, and multi-modality manufacturing, Catalent supports the acceleration of development programs and the launch of more than a hundred new products every year. Powered by thousands of scientists and technicians and the latest technology platforms at more than 40 global sites, Catalent supplies billions of doses of life-enhancing and life-saving treatments for patients annually. For more information, visit www.catalent.com.

About Novo Holdings

Novo Holdings is a holding and investment company that is responsible for managing the assets and the wealth of the Novo Nordisk Foundation. The purpose of Novo Holdings is to improve people’s health and the sustainability of society and the planet by generating attractive long-term returns on the assets of the Novo Nordisk Foundation.

Wholly owned by the Novo Nordisk Foundation, Novo Holdings is the controlling shareholder of Novo Nordisk A/S and Novonesis A/S (Novozymes A/S) and manages an investment portfolio with a long-term return perspective. In addition to managing a broad portfolio of equities, bonds, real estate, infrastructure and private equity assets, Novo Holdings is a world-leading life sciences investor. Through its Seed, Venture, Growth, Asia, Planetary Health and Principal Investments teams, Novo Holdings invests in life science companies at all stages of development. As of year-end 2023, Novo Holdings had total assets of EUR 149 billion.

www.novoholdings.dk

About the Novo Nordisk Foundation

Established in Denmark in 1924, the Novo Nordisk Foundation is an enterprise foundation with philanthropic objectives. The vision of the Foundation is to improve people’s health and the sustainability of society and the planet. The Foundation’s mission is to progress research and innovation in the prevention and treatment of cardiometabolic and infectious diseases as well as to advance knowledge and solutions to support a green transformation of society.

www.novonordiskfonden.dk/en

Contacts:

Catalent

Investor Contact:

Paul Surdez

+1 (732) 537-6325

investors@catalent.com

Media Contact:

Laura Hortas

+1 (609) 240-7025

media@catalent.com

Novo Holdings

Global media inquiries: Marie-Louise Jersin, Senior Communications Partner

US media inquiries: Dora Gonzalez, Public Relations Specialist

novoholdingsmedia@novo.dk